CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-226580) of Platinum Group Metals Ltd. (the “Company”) of our report dated November 29, 2018 relating to the consolidated statements of financial position as at August 31, 2018 and August 31, 2017 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended August 31, 2018, 2017 and 2016. Our report appears in the Annual Report on Form 20-F.

Chartered Professional Accountants

Vancouver, British Columbia
Canada
November 29, 2018

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.